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[TECHTEAM LOGO]                                                      EXHIBIT 2.1

                                  NEWS RELEASE
--------------------------------------------------------------------------------




FOR IMMEDIATE RELEASE-- OCTOBER 29, 1998              International Provider of
----------------------------------------              Computer Services

National TechTeam, Inc.
835 Mason Street, Suite 200
Dearborn, Michigan 48124                                      NASDAQ/NM - "TEAM"
                                                              ------------------
CONTACT:

NATIONAL TECHTEAM, INC.    NATIONAL TECHTEAM, INC.       NATIONAL TECHTEAM, INC.
William F. Coyro, Jr.      Harry A. Lewis                Lawrence A. Mills
Chief Executive Officer    President and                 Chief Financial Officer
(313) 277-2277             Chief Operating Officer       (313) 277-2277
                           (313) 277-2277

                   NATIONAL TECHTEAM, INC. ANNOUNCES REVENUES
        AND EARNINGS FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 1998

DEARBORN, MICHIGAN, October 29, 1998...NATIONAL TECHTEAM Inc., Nasdaq symbol ("TEAM"), today reported revenues and earnings for the third quarter and first nine months of 1998. For the quarter ended September 30, 1998, revenues were $31,306,544, a 56% increase over the $20,019,438 reported for the third quarter of 1997 and the highest revenues ever reported in the Company's history. Net income for the quarter was $1,000,565, or $0.07 per share, compared with a loss of ($1,201,228), or ($0.08) per share, for the corresponding quarter in 1997.

For the first nine months of 1998, National TechTeam earned $1,974,642, or $0.13 per share, on revenues of $85,429,805. This represents a 47% increase in revenues, which were $58,029,228 in the first nine months of 1997. Net income for the first nine months of 1998 IMPROVED BY $3,766,620 compared to the ($0.12) per share loss reported for the first nine months of 1997.

The strong growth in revenues reflects the increasing demand for all of National TechTeam's computer services. Corporate Services revenues increased 16% to $20,989,024 from $18,068,022 in the third quarter 1997. Corporate Services revenues increased 12% to $56,339,981 from $50,205,594 for the first nine months of 1997. The OEM Call Center Services line also contributed significantly to overall results for the quarter. Revenues increased 188% to $5,610,708 in the third quarter of 1998 from $1,951,416 in the third quarter of 1997. OEM Call Center Services revenues increased 142% to $18,911,709 from $7,823,634 for the first nine months of 1997. Additionally, as a result of the acquisition of TechTeam Capital Group in January 1998, TechTeam reported revenues from TECHTEAM CAPITAL GROUP of $4,706,812 in the third quarter of 1998 and $10,178,115 for the first nine months of 1998.

Commenting on TechTeam's third quarter 1998 earnings, Harry A. Lewis, President and Chief Operating Officer said, "We are definitely on track in our efforts to reduce waste and inefficiency throughout the Company, while at the same time attracting new customers and expanding our business with existing clients. In the fourth quarter 1998, TechTeam will also continue to implement new actions to improve operating margins. Additionally, new business commenced in the third quarter by our joint venture operation is expected to be profitable for the fourth quarter. Overall, I again wish to congratulate and thank our employees for the continuing ideas and efforts to make our operations more profitable and to deliver useful, cost-effective services to our customers."

                                     -more-


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[TECHTEAM LOGO]

                                  NEWS RELEASE
--------------------------------------------------------------------------------

This press release contains statements that are forward looking. These statements are based on current assumptions and expectations that are subject to numerous risks and uncertainties. Actual results will vary because of factors such as customer demand for the Company's services; interest rates; events having broad economic impact, such as the ongoing world-wide financial crisis; technological shifts; competition from other service providers and its effect on pricing; life cycles; costs and timing of new projects; the effectiveness of cost cutting and measures to improve operating efficiency; contractual terms and conditions; litigation, including the class action litigation and the SEC investigation involving the Company; and other issues discussed in the Company's Form 10-Q. Given the uncertainties, risks and the possibility that the underlying expectations or assumptions may prove incorrect, actual future results may vary materially from the forward looking statements.

NATIONAL TECHTEAM, INC. is a leading provider of information technology outsourcing support services to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through three global units: (i) CORPORATE SERVICES, which provides corporations with help desk support, technical staffing, systems integration, and instructor-led and computer-based training; (ii) OEM CALL CENTER SERVICES, which provides end user customers of its clients with inbound telephone support for their computer products; and (iii) TECHTEAM CAPITAL GROUP, which consists primarily of leasing computer-related hardware and integrated services to corporate customers. National TechTeam is traded under the symbol "TEAM".


                             NATIONAL TECHTEAM, INC.
                       THIRD QUARTER RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
   Quarter Ended September 30
                                                   1998                1997
                                                   -----               ----
   Revenues                                  $31,306,544            $20,019,438
   Income/(Loss) Before Tax Provisions         1,630,165             (1,873,492)
   Tax Provisions                                629,600               (672,264)
   Net Income/(Loss)                           1,000,565             (1,201,228)
   Earnings/(Loss) Per Share
     Basic                                          0.07                  (0.08)
        Diluted                                     0.07                  (0.08)
   Weighted Average Number of Common
     Shares and Common Share
     Equivalents Outstanding
          Basic                               14,233,234             15,887,531
          Diluted                             14,307,105             15,887,531
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   First Nine Months
                                                   1998                1997
                                                   -----               ----
   Revenues                                  $85,429,805            $58,029,228
   Income/(Loss) Before Tax Provisions         3,759,242             (2,538,052)
   Tax Provisions                              1,784,600               (746,074)
   Net Income/(Loss)                           1,974,642             (1,791,978)
   Earnings/(Loss) Per Share
     Basic                                          0.13                  (0.12)
        Diluted                                     0.13                  (0.12)
   Weighted Average Number of Common
     Shares and Common Share
     Equivalents Outstanding
          Basic                               15,134,620             16,053,730
          Diluted                             15,272,849             16,053,730
-------------------------------------------------------------------------------

                                       ###

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National TechTeam, Inc.
Supplementary Data for Quarterly Press Release
Third Quarter 1998

                                                            Third Quarter                            Year to Date
                                                   ---------------------------------------- ---------------------------------------
                                                                                   1998                                    1998
                                                                               Over/(Under)                            Over/(Under)
                                                        1998         1997          1997          1998         1997         1997
                                                   ------------- ------------  ------------ ------------- ------------ ------------
Revenues

    Corporate Services
      Corporate help desk/call center services     $ 8,336,782  $  6,134,470 $ 2,202,312  $ 21,206,744  $ 18,244,428  $ 2,962,316
      Technical staffing                             6,083,630     6,492,563    (408,933)   19,536,675    18,178,027    1,358,648
      Systems integration                            4,892,311     3,640,404   1,251,907    10,299,186     8,678,516    1,620,670
      Training programs                              1,676,301     1,800,585    (124,284)    5,297,376     5,104,623      192,753
                                                   -----------   ----------- -----------  ------------   -----------  -----------
                                                    20,989,024    18,068,022   2,921,002    56,339,981    50,205,594    6,134,387
    OEM Call Center Services                         5,610,708     1,951,416   3,659,292    18,911,709     7,823,634   11,088,075
    TechTeam Capital Group                           4,706,812             -   4,706,812    10,178,115             -   10,178,115
                                                   -----------   ----------- -----------  ------------   -----------  -----------

      Total revenues                               $31,306,544   $20,019,438 $11,287,106  $ 85,429,805  $ 58,029,228  $27,400,577
                                                   ===========   =========== ===========  ============   ===========  ===========

Gross profit
      Amount                                       $ 5,005,481  $    856,541 $ 4,148,940  $ 14,333,345  $  6,488,200  $ 7,845,145
      Percentage                                         16.0%          4.3%       11.7%         16.8%         11.2%         5.6%

Earnings before interest, taxes, depreciation
    and amortization
      Amount                                       $ 3,086,323  $(1,104,772) $ 4,191,095  $  5,899,273  $  (662,048)  $ 6,561,321
      Percentage                                          9.9%        (5.5)%       15.4%          6.9%        (1.1)%         8.0%

Sales, General and Administrative
      Amount                                       $ 3,518,262  $  3,494,614 $    23,648  $ 10,911,743  $ 11,215,685  $ (303,942)
      Percentage                                         11.2%         17.5%      (6.3)%         12.8%         19.3%       (6.5)%

Interest expense
      Amount                                       $   379,814  $          - $   379,814  $  1,168,171  $     70,492  $ 1,097,679
      Percentage                                          1.2%            0%        1.2%          1.4%          0.1%         1.3%

Interest income
      Amount                                       $   522,760  $    764,580 $ (241,820)  $  1,505,811  $  2,259,925  $ (754,114)
      Percentage                                          1.7%          3.8%      (2.1)%          1.8%          3.9%       (2.1)%

Income before tax provisions
      Amount                                       $ 1,630,165  $(1,873,492) $ 3,503,657  $  3,759,242  $(2,538,052)  $ 6,297,294
      Percentage                                          5.2%        (9.4)%       14.6%          4.4%        (4.4)%         8.8%

Tax provisions
      Amount                                       $   629,600  $  (672,264) $ 1,301,864  $  1,784,600  $  (746,074)  $ 2,530,674
      Effective tax rate
               Federal                                   38.4%         44.4%      (6.1)%         38.9%         41.6%       (2.7)%
               Other                                      0.4%        (1.7)%        2.2%         14.1%       (18.8)%        32.9%
                                                   ===========  ============ ===========  ============  ============  ===========
               Total                                     38.6%         42.6%      (4.0)%         47.5%         30.6%        16.9%
                                                   ===========  ============ ===========  ============  ============  ===========


                                                  Third Quarter  Year to Date
                                                      1998          1998
                                                  ------------- ------------
Percentage of Business by Sector
      Automotive                                         46.6%        42.0%
      OEM support                                        18.1%        22.2%
      Transportation services                            16.3%         9.8%
      Financial services                                  3.3%         4.0%
      Government                                          7.1%         4.5%
      Insurance                                           3.9%         3.8%
      All Other                                           4.7%        13.7%
                                                  ------------- ------------
                                                          100%         100%
                                                  ============= ============